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                                                               Exhibit (a)(5)(C)


                 GARTNER, INC. ANNOUNCES PRELIMINARY RESULTS OF
                         DUTCH AUCTION SELF-TENDER OFFER
 WILL ALSO REPURCHASE APPROXIMATELY 9.2 MILLION SHARES FROM SILVER LAKE PARTNERS

STAMFORD, Conn., August 2, 2004 - Gartner, Inc. (NYSE: IT and ITB), the world's leading technology research and advisory firm, today announced the preliminary results of its Dutch auction self-tender offer to purchase approximately 11.3 million shares of the Company's Class A and approximately 5.5 million Class B Common Stock, which expired at 5:00 p.m., New York City time, on July 30, 2004.

A preliminary count by Mellon Investor Services LLC, the depositary for the offer, indicates that approximately 14.6 million shares of Class A Common Stock and approximately 11.9 million shares of Class B Common Stock were properly tendered and not withdrawn. Gartner intends to exercise its right to purchase up to an additional 2% of its outstanding Class A shares in the Class A tender without extending the tender offer by purchasing a small number of additional shares in order to prevent proration in the Class A tender. Accordingly, Gartner expects to purchase approximately 11.3 million shares of Class A Common Stock at a purchase price of $13.20 per share, and approximately 5.5 million shares of Class B Common stock at a purchase price of $12.50 per share, in accordance with the terms and conditions of the offer. These figures are based on preliminary results and subject to final verification. It is anticipated that the tender offer for the Class A shares will not be subject to proration, and the preliminary proration factor for the tender offer for the Class B shares is 70.6%.

Although it is expected that Gartner will purchase without proration all shares properly tendered and not withdrawn in the Class A tender, the final proration factor, if any, applicable to the Class A and Class B shares will be determined and announced promptly after the final results of the self-tender are available. After the proration factor has been determined, we will commence payment for shares purchased in the self-tender. Any shares properly tendered and not purchased due to proration, conditional tenders or shares tendered at a price above the applicable purchase price, will be returned to the tendering shareholders.

Additionally, Gartner will repurchase approximately 9.2 million Class A shares from Silver Lake Partners, L.P. at a purchase price of $13.20 per share. Gartner previously announced an agreement with Silver Lake Partners to repurchase approximately 9.2 million Class A shares (or up to an aggregate maximum of 12.0 million Class A Shares to the extent the tender offer for the Class A shares was under-subscribed) at the clearing price established by the tender offer for Class A shares.

All inquiries regarding the offer should be directed to the information agent, Georgeson Shareholder Communications, Inc., at 888-279-4024.

ABOUT GARTNER
Gartner, Inc. is the leading provider of research and analysis on the global information technology industry. Gartner serves more than 10,000 clients, including chief information officers and other senior IT executives in corporations and government agencies, as well as technology companies and the investment community. The Company focuses on delivering objective, in-depth analysis and actionable advice to enable clients to make more informed business and technology decisions. The Company's businesses consist of Gartner Intelligence, research and events for IT professionals; Gartner Executive Programs, membership programs and peer networking services; and Gartner Consulting, customized engagements with a specific emphasis on outsourcing and IT management. Founded in 1979, Gartner is headquartered in Stamford, Connecticut, and has more than 3,500 associates, and including more



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than 1,000 research analysts and consultants, in more than 75 locations worldwide. For more information, visit www.gartner.com.

SAFE HARBOR STATEMENT
This press release contains statements regarding the anticipated purchase of shares by Garter from its stockholders (including Silver Lake Partners) and other statements in this release other than recitation of historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements include risks and uncertainties; consequently, actual results may differ materially from those expressed or implied thereby. Factors that could cause actual results to differ materially include, but are not limited to, risks associated with the conditions to the tender offer as described in the Offer to Purchase distributed to stockholders and other risks listed from time to time in the Company's reports filed with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2003 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2004. These filings can be found on Gartner's Web site at www.gartner.com/investors and the SEC's Web site at www.sec.gov. Forward-looking statements included herein speak only as of the date hereof and the Company disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

INVESTOR CONTACT:
Heather McConnell, 203-316-6768
heather.mcconnell@gartner.com

MEDIA CONTACT:
Tom Hayes, 203-316-6835
tom.hayes@gartner.com

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